Exhibit 99.1

PR Newswire Released 10:41 a.m. EDT

Contact: Jeffrey M. O'Connell

Phone: (770) 645-4800

BWAY CORPORATION

ANNOUNCES SENIOR MANAGEMENT APPOINTMENTS

Atlanta, GA, January 3, 2007 -- BWAY Corporation announced today that Kenneth M. Roessler has been appointed President and Chief Executive Officer of the Company, and that Jean-Pierre Ergas will now assume the position of Executive Chairman of the Board.

Mr. Roessler joined the Company in February 2000 as Executive Vice President of Sales and Marketing. In September 2004, Mr. Roessler was appointed President and Chief Operating Officer of BWAY Packaging, the Company's aerosol and general line rigid metal packaging division, and was appointed President and Chief Operating Officer of BWAY Corporation in March 2006.

Mr. Ergas became Chairman and Chief Executive Officer of the Company in January 2000 after five years of service as a director of the Company. As CEO he has been widely credited with the 2000-2001 turn around and restructuring of the company, the 2003 privatization led by Kelso & Company, and the successful diversification of BWAY's product offering through acquisition. Since 2000 the Company's sales have doubled while EBITDA has increased three fold, and today BWAY is the market leader in both metal and plastic general line rigid packaging. As Executive Chairman, Mr. Ergas will remain involved in major decisions of the Company.

Commenting on the changes, Mr. Ergas stated that, "This is a natural step in the evolution of BWAY's management. Over the past six years, Ken has delivered positive results in various positions of increased responsibility. His leadership has contributed substantially to our growth, market position, and to value creation for our shareholders. I believe that Ken is well positioned to lead a continuation of the growth and value creation trend we have established over the past years."

BWAY Corporation is the leading manufacturer of rigid steel and plastic containers for the general line category of the North American container industry.